Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements No. 33-87908, 33-97710, 333-18347, 333-33390, 333-55821 and 333-57580 of our report dated January 30, 2004, with respect to the consolidated financial statements of Palomar Medical Technologies, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

Boston, Massachusetts
March 15, 2004